EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated January 14, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Irvine Sensors Corporation on Form 10-K for the year ended September 30, 2007, which report expressed an unqualified opinion and contains explanatory paragraphs relating to substantial doubt about Irvine Sensors Corporation’s ability to continue as a going concern and a restatement of Irvine Sensors Corporation’s previously issued consolidated financial statements. We hereby consent to the incorporation by reference of said report in the Registration Statements of Irvine Sensors Corporation on Forms S-8 (Nos. 2-85501, 333-72201, 333-94071, 333-68846, 333-73894, 333-76756, 333-102284, 333-105066, 333-115283, 333-124868 and 333-140785).
/s/ Grant Thornton LLP
Irvine, California
January 14, 2008